


                            PRO-FAC COOPERATIVE, INC.


(Dollars in Thousands)

                                                                                           Fiscal Year Ended
                                                                       June 24,     June 29,     June 28,      June 27,    June 26,
                                                                         1995         1996         1997          1998        1999

Computation Of Ratio Of Earnings To Fixed Charges and
 Preferred Dividends

Income/(loss) before taxes, dividends and allocation of net
 proceeds from current operations                                       $ 22,525   $(22,602)  $ 13,620     $ 24,970    $ 59,714
Deduct - Equity in undistributed earnings of CoBank                       (1,288)    (1,532)    (1,143)        (715)       (520)
                                                                        --------   --------   --------     --------    --------
                                                                          21,237    (24,134)    12,477       24,255      59,194
Fixed charges:
 Interest expense                                                         29,035     41,998     36,473       30,767      67,420
  Rentals (A)                                                                800      1,420      1,457        1,593       1,996
                                                                        --------   --------   ---------    --------    --------
   Total fixed charges                                                    29,835     43,418     37,930       32,360      69,416
                                                                        --------   --------   --------     --------    --------
Adjusted earning/(loss) before fixed charges                            $ 51,072   $ 19,284   $ 50,407     $ 56,615    $128,610
                                                                        ========   ========   ========     ========    ========

Preferred dividends                                                     $  4,348   $  8,523   $  5,503     $  5,880    $  6,278
Add - Adjustment to reflect preferred dividends on a pre-tax basis1            0      4,391      2,835        3,166       3,380
                                                                        --------   --------   --------     --------    --------
Preferred dividends on a pre-tax basis                                     4,348     12,914      8,338        9,046       9,658
Fixed charges                                                             29,835     43,418     37,930       32,360      69,416
                                                                        --------   --------   --------     --------    --------
   Total                                                                $ 34,183   $ 56,332   $ 46,268     $ 41,406    $ 79,074
                                                                        ========   ========   ========     ========    ========
Ratio of earnings to fixed charges and preferred dividends                 1.5:1         (B)     1.1:1        1.4:1       1.6:1
                                                                        ========   ========   ========     ========    ========

Computation of Pro Forma Ratio of Earnings to
 Fixed Charges and Preferred Dividends

Adjusted earnings/(loss) before fixed charges, as above                 $ 51,072    $ 19,284   $ 50,407    $ 56,615    $128,610
                                                                        ========    ========   ========    ========    ========
Total fixed charges and pre-tax basis preferred dividends, as above     $ 34,183    $ 56,332   $ 46,268    $ 41,406    $ 79,074
                                                                        ========    ========   ========    ========    ========
Pro forma preferred dividends assuming all "Retains" were converted into preferred stock (retained  earnings allocated to members times
  the maximum dividend rate permitted by law of 12 percent)                5,325       4,422      4,070        4,038      3,603
Add - Adjustments to reflect preferred dividends on a pre-tax basis1           0       2,278      2,097        2,174      1,940
                                                                        --------    --------   --------     --------   --------
                                                                           5,325       6,700      6,167        6,212      5,543
                                                                        ---------   --------   --------     --------   --------
Pro forma total fixed charges and pre-tax basis preferred dividends     $ 39,508    $ 63,032   $ 52,435     $ 47,618   $ 84,617
                                                                        ========    ========   ========     ========   ========
Pro forma ratio of earnings to fixed charges and preferred dividends       1.3:1          (C)        (C)       1.2:1      1.5:1

(A)  Rentals  deemed  representative  of the  interest  factor  included in rent expense.

(B)   In the fiscal year ended June 29, 1996, the  earnings were  inadequate by $37,048 to cover fixed charges and pre-tax basis preferred dividends.

(C)   In fiscal years ended June 29, 1996 and June 28, 1997,  the earnings  were Inadequate  by $43,748  and $2,028,  respectively, to cover the amount of fixed charges and pre-tax basis preferred  dividends which would have been declared and paid if all retained  earnings  allocated to members' retains at the end of each fiscal periods had been converted to preferred stock at the beginning of the period at the maximum dividend permitted by law.

1  As a tax-exempt Cooperative until the acquisition of Agrilink, cash dividends paid were an allowable deduction for computation of taxable income.